EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the use of our report dated January 27, 2006, with respect to the financial statements of Del-Tin Fiber L.L.C. as of December 31, 2005 and January 1, 2005, and for each of the fiscal years in the three-year period ended December 31, 2005, included herein.

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
March 9, 2006